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THE LOEWEN GROUP INC.
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(TSE: LWN)                                                                  NEWS

Investor Contact: (800) 347-7010
                  Bradley Stam, Senior Vice President
                  (604) 293-6398
                  or e-mail:  brad.stam@loewengroup.com
                  Derrick C. Tay, Meighen Demers
                  (416) 340-6032
                  or e-mail:  dtay@meighen.com


                              FOR IMMEDIATE RELEASE

                           ATTENTION BUSINESS EDITORS:

          THE LOEWEN GROUP ANNOUNCES SUCCESSFUL OPPOSITION OF PREFERRED
                               SHAREHOLDER MOTION

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VANCOUVER, BC - October 2, 2000 - THE LOEWEN GROUP INC. (TSE: LWN), today announced that the Ontario Supreme Court of Justice has, on September 29, denied a motion from certain holders of First Preferred Shares, Series C seeking an order which would allow conversion of their Series C Preferred Share into common shares.

The Company has been under court protection from creditors since June 1, 1999 when it filed under Chapter 11 of the U.S. Bankruptcy Code and the Canadian Companies' Creditors Arrangement Act. On June 1, 1999, the Ontario Superior Court of Justice issued a stay order which prohibits parties with agreements with Loewen from exercising their conversion rights with respect to securities of Loewen. RBC Dominion Securities Inc., Sunrise Partners LLC and Paloma Strategic Fund LP, Series C Preferred Share holders holding approximately 2,300,000 shares brought the motion for an order lifting the stay order to enable such holders to exercise their rights to convert the Series C Preferred Shares into common shares.

There are currently 8,800,000 First Preferred Shares, Series C outstanding. If the stay order was lifted by the Court and holders of all 8,800,000 Series C Preferred Share were to convert, approximately 80,000,000 additional common shares would have been issued by the Corporation. There are currently 74,145,466 common shares outstanding.

Loewen is currently engaged in discussions with its principal creditors concerning the terms of its plan of reorganization. John S. Lacey, Chairman of the board commented, "I must again re-emphasize that the Loewen Group is faced with more than US$2.2 billion of debt which, in reorganization, will rank ahead of the Common and Preferred. It is extremely doubtful that the reorganization will result in distribution of any consideration to our current common and

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preferred shareholders. The Company opposed the motion as it did not want to create any misleading impressions that there is any value in the Common or Preferred Shares of the Company."

The Loewen Group Inc. currently owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 12,000 people and derives approximately 90 percent of its revenue from its U.S. operations.

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Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumption regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.